                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                               ELECTROSTAR, INC.
                                       AT
                              $14.00 NET PER SHARE
                                       BY
                             T3 ACQUISITION CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF
                            TYCO INTERNATIONAL LTD.

           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

 NEW YORK CITY TIME, ON FRIDAY, JANUARY 3, 1997, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES (AS HEREINAFTER DEFINED) REPRESENTING AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF ELECTROSTAR, INC. (THE "COMPANY") ON A FULLY DILUTED BASIS AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER. BENEFICIAL OWNERS OF APPROXIMATELY 61% (57% ON A FULLY DILUTED BASIS) OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF THE COMPANY HAVE AGREED TO TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS SET FORTH IN SECTION 15 OF THIS OFFER TO PURCHASE.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS, HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                            ------------------------

                                   IMPORTANT

    ANY SHAREHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH SHAREHOLDER'S SHARES SHOULD EITHER (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL, MAIL OR DELIVER IT AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY AND EITHER DELIVER THE CERTIFICATE(S) FOR SUCH TENDERED SHARES TO THE DEPOSITARY ALONG WITH THE LETTER OF TRANSMITTAL OR TENDER SUCH SHARES PURSUANT TO THE PROCEDURES FOR BOOK-ENTRY TRANSFER SET FORTH IN SECTION 2 OF THIS OFFER TO PURCHASE, OR (2) REQUEST SUCH SHAREHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR THE SHAREHOLDER. SHAREHOLDERS HAVING SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF THEY DESIRE TO TENDER SUCH SHARES.

    A SHAREHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATE(S) FOR SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN SECTION 2 OF THIS OFFER TO PURCHASE.

    QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT AT ITS ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. REQUESTS FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY MAY BE DIRECTED TO THE INFORMATION AGENT OR TO BROKERS, DEALERS, COMMERCIAL BANKS OR TRUST COMPANIES.

                            ------------------------

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

December 5, 1996

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
Introduction...............................................................................................          1
The Tender Offer...........................................................................................          3
   1. Terms of the Offer; Extension of Tender Period; Termination; Amendments..............................          3
   2. Procedure for Tendering Shares.......................................................................          4
   3. Withdrawal Rights....................................................................................          7
   4. Acceptance for Payment and Payment of Offer Price....................................................          8
   5. Certain Federal Income Tax Consequences..............................................................          9
   6. Price Range of Shares; Dividends.....................................................................          9
   7. Effects of the Offer on the Market for Shares; Stock Quotations; Registration Under the Exchange
     Act...................................................................................................         10
   8. Certain Information Concerning the Company...........................................................         11
   9. Certain Information Concerning Tyco and the Purchaser................................................         12
  10. Source and Amount of Funds...........................................................................         14
  11. Contacts with the Company; Background of the Offer...................................................         14
  12. Purpose of the Offer; Short Form Merger; Plans for the Company; Dissenters' Rights; Going Private
     Transactions..........................................................................................         15
  13. The Merger Agreement; Shareholder Agreement..........................................................         17
  14. Dividends and Distributions..........................................................................         25
  15. Certain Conditions of the Offer......................................................................         25
  16. Certain Legal Matters................................................................................         27
  17. Fees and Expenses....................................................................................         29
  18. Miscellaneous........................................................................................         29
Annex I Certain Information Concerning the Directors and Executive Officers of Tyco International Ltd. and
        the Purchaser......................................................................................         31

TO THE HOLDERS OF COMMON STOCK OF
  ELECTROSTAR, INC.

                                  INTRODUCTION

    T3 Acquisition Corp., a Florida corporation (the "Purchaser") and a wholly owned subsidiary of Tyco International Ltd., a Massachusetts corporation ("Tyco"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of ElectroStar, Inc., a Florida corporation (the "Company"), at $14.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

    Tendering shareholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, any tendering shareholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such shareholder or other payee pursuant to the Offer. See
Section 2. The Purchaser will pay all charges and expenses of MacKenzie Partners, Inc., as Information Agent (the "Information Agent"), and ChaseMellon Shareholder Services, L.L.C., as Depositary (the "Depositary"), incurred in connection with the Offer. See Section 17.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES REPRESENTING AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF THE COMPANY ON A FULLY DILUTED BASIS AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER. BENEFICIAL OWNERS OF APPROXIMATELY 61% (57% ON A FULLY DILUTED BASIS) OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF THE COMPANY HAVE AGREED TO TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS SET FORTH IN SECTION 15.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 27, 1996 (the "Merger Agreement"), among Tyco, the Purchaser and the Company. The Merger Agreement provides, among other things, that upon the terms and subject to the conditions therein, as soon as practicable after the consummation of the Offer, the Purchaser will be merged with and into the Company (the "Merger"), with the Company being the corporation surviving the Merger (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares owned by the Company, any subsidiary of the Company, Tyco, the Purchaser, any other subsidiary of Tyco or by shareholders, if any, who are entitled to and who properly exercise dissenters' rights under the Florida Business Corporation Act (the "FBCA")), will be converted into and represent the right to receive $14.00 in cash or any higher price that may be paid per Share in the Offer (the "Merger Consideration"), without interest. See Section 13.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS, HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    Alex. Brown & Sons Incorporated ("Alex. Brown"), the Company's financial advisor, has delivered to the Company's Board of Directors its written opinion that the consideration to be received by the shareholders of the Company pursuant to the Offer and the Merger is fair to such shareholders from a financial point of view. A copy of such opinion is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 which is being distributed to the Company's shareholders herewith.

    The Merger Agreement provides that, promptly upon the purchase of Shares pursuant to the Offer, Tyco will be entitled to designate for election to the Board of Directors of the Company a number of directors (rounded up to the next whole number) equal to that number of directors which equals the product of (i) the total number of directors on the Board of Directors and (ii) the percentage that the aggregate number of Shares purchased by the Purchaser in the Offer bears to the total number of Shares outstanding. The Company has agreed, upon the request of Tyco, to increase the size of the Board of Directors of the Company and/or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Tyco's designees to be elected to the Board of Directors and to cause Tyco's designees to be so elected.

    The Company has informed the Purchaser that as of December 1, 1996 there were 7,537,097 Shares outstanding (including 620,737 Shares issuable upon conversion of the Company's Class B Common Stock, par value $.01 per share), and 497,129 Shares reserved for issuance pursuant to outstanding options. As of the date hereof, neither the Purchaser, Tyco nor any of their affiliates beneficially owns any Shares (other than Shares that they may be deemed to beneficially own by virtue of the Shareholder Agreement described herein). Based on such number of outstanding Shares and options, if the Purchaser acquires at least 4,017,114 Shares in the Offer, it will own a majority of the outstanding Shares on a fully diluted basis. In such event the Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other shareholder. Beneficial owners of approximately 61% (57% on a fully diluted basis) of the total number of outstanding Shares of the Company have agreed to tender all of their Shares pursuant to the Offer. If the Purchaser acquires 80% or more of the outstanding Shares in the Offer, the Purchaser would be able to effect the Merger pursuant to the short form merger provisions of the FBCA, without the action of any other shareholder of the Company.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

    1.  TERMS OF THE OFFER; EXTENSION OF TENDER PERIOD; TERMINATION;
AMENDMENTS. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares which are validly tendered on or prior to the Expiration Date (as hereinafter defined) and not theretofore withdrawn as permitted by Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, January 3, 1997, unless and until the Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

    The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition (as defined in Section 15). The Purchaser reserves the right (but shall not be obligated) to waive or reduce the Minimum Condition or to waive any or all of the other conditions of the Offer. If, by 12:00 Midnight, New York City time, on Friday, January 3, 1997, or any subsequent Expiration Date, any or all of such conditions have not been satisfied or waived, subject to the provisions of the Merger Agreement, the Purchaser may elect to (i) terminate the Offer and return all tendered Shares to tendering shareholders,
(ii) waive all of the unsatisfied conditions and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not withdrawn, (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended, or (iv) delay acceptance for payment of, or payment for, Shares, subject to complying with applicable law, until the satisfaction or waiver of the conditions of the Offer. Under the terms of the Merger Agreement, the Purchaser may not (except as described in the next sentence), without the prior written consent of the Company, waive or amend the Minimum Condition, reduce the number of Shares subject to the Offer, reduce the price per Share to be paid pursuant to the Offer, extend the Offer if all of the conditions to the Offer are satisfied or waived, change the form of consideration payable in the Offer, or add, modify or amend any condition of the Offer in any manner that would adversely affect the shareholders of the Company. Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, extend the Offer (i) if, at the then scheduled Expiration Date of the Offer, any of the conditions to the Purchaser's obligation to accept for payment and pay for Shares shall not have been satisfied or waived until such time as such conditions are satisfied or waived, (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") or the Commission staff applicable to the Offer or
(iii) for an aggregate period of not more than 10 business days (for all such extensions) beyond the latest Expiration Date that would be permitted under clause (i) or (ii) of this sentence if all of the conditions to the Offer are satisfied or waived but the number of Shares tendered is less than 80% of the then outstanding number of Shares.

    Subject to the applicable regulations of the Commission, the Purchaser also expressly reserves the right (subject to the provisions of the Merger Agreement), in its sole discretion, at any time or from time to time, to (i) delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares, (ii) terminate the Offer (whether or not any Shares have theretofore been accepted for payment) if any of the conditions referred to in Section 15 have not been satisfied or upon the occurrence of any of the events specified in Section 15, and (iii) waive any condition or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. If the Purchaser accepts for payment any Shares pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not withdrawn and, subject to clause (i) above, will promptly pay for all Shares so accepted for payment. The Purchaser acknowledges that its reservation of the right to delay payment for Shares that it has accepted for payment is limited by
(a) Rule 14e-l(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer, and (b) the requirement that the Purchaser may not delay acceptance for payment of, or payment for, any Shares upon the occurrence of any of the events specified in Section 15 without extending the period of time during which the Offer is open.

    The rights reserved by the Purchaser in the preceding paragraph are in addition to the Purchaser's rights pursuant to Section 15. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including the Minimum Condition), the Purchaser will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or change to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or inclusion of or change to a dealer's soliciting fee, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination to shareholders. Accordingly, if, prior to the Expiration Date, the Purchaser decreases the number of Shares being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    The Company has provided or will provide the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

    2. PROCEDURE FOR TENDERING SHARES. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (i) certificates representing tendered Shares must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below (and confirmation of receipt of such delivery must be received by the Depositary), in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (i) if such Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal, or (ii) if Shares are tendered for the account of a firm that is a member in good standing of the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each being hereinafter referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal.

    If a certificate representing Shares is registered in the name of a person other than the signer of the Letter of Transmittal (or a facsimile thereof), or if payment is to be made, or Shares not accepted for payment or not tendered are to be returned to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name(s) of the registered holder(s) appears on the certificate, with the signature(s) on the certificate or stock power guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Purchaser, proper evidence satisfactory to the Purchaser of their authority so to act must be submitted. See Instruction 5 of the Letter of Transmittal.

    BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company and the Philadelphia Depository Trust Company (individually, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of the Shares by causing any Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer at any Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. The term "Agent's Message" means a message transmitted through electronic means by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal. Delivery of documents to a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates representing Shares are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

        (a) such tender is made by or through an Eligible Institution;

        (b) the Depositary receives, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser; and

        (c) the certificates representing all tendered Shares in proper form for transfer (or confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. A "trading day" is any day on which the National Market of the Nasdaq Stock Market ("The Nasdaq National Market") is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by telegram, telex, facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility), (ii) properly completed and duly executed Letter(s) of Transmittal (or facsimile(s) thereof), together with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message), and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates representing Shares or confirmations of book-entry transfers of such Shares are actually received by the Depositary.

    The method of delivery of all documents, including certificates for Shares, is at the option and risk of the tendering shareholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by the Purchaser in its sole discretion, and its determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder, and the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or expressly waived to the satisfaction of the Purchaser. None of the Purchaser, Tyco, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notification.

    OTHER REQUIREMENTS. By executing the Letter of Transmittal, a tendering shareholder irrevocably appoints designees of the Purchaser as such shareholder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after December 2,
1996), effective if, when and to the extent that the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares or other securities accepted for payment will, without further action, be revoked, and no subsequent proxies may be given by such shareholder nor any subsequent written consents executed

(and, if given or executed, will not be deemed effective). Such designees of the Purchaser will, with respect to such Shares and other securities or rights issuable in respect thereof, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper in respect of any annual, special or adjourned meeting of the Company's shareholders, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares the Purchaser must be able to exercise full voting rights with respect to such Shares.

    The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    TO PREVENT FEDERAL INCOME TAX BACKUP WITHHOLDING ON PAYMENTS MADE TO SHAREHOLDERS WITH RESPECT TO SHARES PURCHASED PURSUANT TO THE OFFER, EACH SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH HIS CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT HE IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. FOREIGN HOLDERS MUST SUBMIT A COMPLETED FORM W-8 TO AVOID BACKUP WITHHOLDING. THIS FORM MAY BE OBTAINED FROM THE DEPOSITARY. SEE INSTRUCTIONS 10 AND 11 OF THE LETTER OF TRANSMITTAL.

    3. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer will be irrevocable, except that Shares tendered may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment by the Purchaser as provided herein, may also be withdrawn on or after February 4, 1997.

    For a withdrawal of Shares tendered to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name(s) in which the certificate(s) representing such Shares are registered, if different from that of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on the particular certificates evidencing such Shares to be withdrawn must also be furnished to the Depositary prior to the physical release of the Shares to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 2, any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with such withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures.

    If the Purchaser extends the Offer, is delayed in its acceptance for payment of any Shares tendered, or is unable to accept for payment or pay for Shares tendered pursuant to the Offer, for any reason whatsoever, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering shareholder is entitled to and duly exercises withdrawal rights as described in this Section and as otherwise required by Rule 14e-1(c) under the Exchange Act. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

    Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in Section 2 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, and its determination will be final and binding on all parties. None of the Purchaser, Tyco, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notification.

    4. ACCEPTANCE FOR PAYMENT AND PAYMENT OF OFFER PRICE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 3 above) as soon as practicable after the latest to occur of (a) the expiration or termination of the waiting period applicable to the acquisition of the Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (b) the Expiration Date, and (c) subject to compliance with Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions of the Offer set forth in Section 15. Any determination concerning the satisfaction of such terms and conditions shall be within the sole discretion of the Purchaser, and such determination shall be final and binding on all tendering shareholders. See Section 15.

    The Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If the Purchaser desires to delay payment for Shares accepted for payment pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-1(c) of the Exchange Act, the Purchaser will formally extend the Offer. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities, as described in Section 2), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message), and (iii) any other documents required by the Letter of Transmittal.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary, as agent for the tendering shareholders, of the Purchaser's acceptance for payment of such Shares. Payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving such payment from the Purchaser and transmitting such payment to tendering shareholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under
Section 1, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in
Section 3 and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid on the purchase price by reason of any delay in making such payments.

    If any tendered Shares are not accepted for payment and paid for, certificates representing such Shares will be returned (or, in the case of Shares delivered by book-entry transfer with any Book-Entry Transfer Facility as permitted by Section 2, such Shares will be credited to an account maintained with such Book-Entry Transfer Facility) without expense to the tendering shareholder as promptly as practicable following the expiration or termination of the Offer.

    If, prior to the Expiration Date, the Purchaser increases the consideration to be paid for Shares pursuant to the Offer, the Purchaser will pay such increased consideration for all Shares accepted for payment pursuant to the Offer, whether or not such Shares have been tendered or accepted for payment prior to such increase in the consideration.

    The Purchaser reserves the right to transfer or assign in whole or in part to one or more affiliates of the Purchaser or Tyco the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer (or in the Merger) will be a taxable transaction for federal income tax purposes (and may also be a taxable transaction under applicable state, local or other tax laws). In general, a shareholder will recognize gain or loss for such purposes equal to the difference between such shareholder's adjusted tax basis for the Shares such shareholder sells in such transaction and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss if the Shares are a capital asset in the hands of the shareholder and will be long term capital gain or loss if the Shares were held for more than one year on the date of sale (in the case of the Offer) or the Effective Time of the Merger (in the case of the Merger). The receipt of cash for Shares pursuant to the exercise of dissenters' rights, if any, will generally be taxed in the same manner described above. Long-term capital gains for individuals currently are taxed at a maximum rate of 28%. Legislative proposals may be introduced that would decrease the tax rate applicable to an individual's long-term capital gains. It is not known whether any such proposal will be enacted, and, if enacted, what the new rate (if changed) will be and when any such new rate will become effective.

    Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%. Backup withholding generally applies if the shareholder (a) fails to furnish his social security number or TIN, (b) furnishes an incorrect TIN, or (c) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each shareholder should consult with his own tax advisor as to his qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering shareholders may be able to prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

    The foregoing discussion may not be applicable to a shareholder who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, or to a shareholder who is not a citizen or resident of the United States or who is otherwise subject to special tax treatment under the Internal Revenue Code. In addition, the foregoing discussion does not address the tax treatment of holders of Stock Options (as defined in Section 13).

    The federal income tax discussion set forth above is included for general information only and is based upon present law. Shareholders are urged to consult their tax advisors with respect to the specific tax consequences of the Offer and the Merger to them, including the application and effect of the alternative minimum tax, and state, local or foreign income and other tax laws.

    6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares commenced trading on The Nasdaq National Market on December 21, 1995 under the symbol "ESTR." The following table sets forth, for the periods indicated, the high and low closing per Share sales prices on The Nasdaq National Market as reported by Nasdaq. The Company has not declared or paid any cash dividends with respect to the Shares for the periods indicated.

                                                                                 HIGH        LOW
                                                                               ---------  ---------
Fiscal Year Ended December 31, 1995:
  Fourth Quarter.............................................................  $10        $ 8 1/2
Fiscal Year Ending December 31, 1996:
  First Quarter..............................................................  $13 1/8    $ 7 3/4
  Second Quarter.............................................................  $13 3/4    $10
  Third Quarter..............................................................  $12        $ 8 3/4
  Fourth Quarter (through December 3, 1996)..................................  $14 5/8    $10 3/4

    On November 27, 1996, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the closing per Share sales price on The Nasdaq National Market was $13.00. On December 4, 1996, the last full trading day prior to commencement of the Offer, the closing per Share sales price on The Nasdaq National Market was $13 13/16. Shareholders are urged to obtain a current market quotation for the Shares.

    7. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; STOCK QUOTATIONS; REGISTRATION UNDER THE EXCHANGE ACT. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly. Consequently, depending upon the number of Shares purchased and the number of remaining holders of Shares, the purchase of Shares pursuant to the Offer may adversely affect the liquidity and market value of the remaining Shares held by the public. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer price.

    The Shares are currently listed and traded on The Nasdaq National Market, which constitutes the principal trading market for the Shares. Depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer, the Shares may no longer meet the quantitative maintenance criteria of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion on The Nasdaq National Market and may cease to be authorized for quotation on such markets. The Nasdaq National Market's published guidelines require that an issuer have at least 200,000 publicly held shares (exclusive of holdings of officers, directors or beneficial owners of more than 10%), held either by at least 400 beneficial shareholders or 300 beneficial shareholders of round lots, with a market value of at least $1 million and must have net tangible assets of at least either $1 million, $2 million or $4 million depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, shares of an issuer might nevertheless continue to be included in The Nasdaq Stock Market with quotations published in The Nasdaq Stock Market's "additional list" or in one of the "local lists," but if the number of beneficial holders were to fall below 300, or if the number of publicly held shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that such shares would no longer be "qualified" for reporting by The Nasdaq Stock Market.

    If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in The Nasdaq National Market or in any other tier of The Nasdaq Stock Market, and the Shares are no longer included in The Nasdaq National Market or in any other tier of The Nasdaq Stock Market, the market for Shares could be adversely affected.

    In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of The Nasdaq Stock Market, it is possible that Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if such Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission, and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with shareholders' meetings and the related requirement of an annual report to shareholders, and the requirements of Rule 13e-3 with respect to going private transactions, no longer applicable with respect to the Shares or to the Company. Furthermore, if registration of the Shares under the Exchange Act were terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. According to the Company, as of December 2, 1996, there were approximately 11 holders of record of Shares.

    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on such Shares as collateral. Depending on factors similar to those described above regarding listing and market quotations, it is possible the Shares would no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

    8. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither the Purchaser nor Tyco has any knowledge that would indicate that the statements contained herein based on such information are untrue, neither the Purchaser nor Tyco takes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events or information which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser or Tyco.

    The Company was incorporated in December 1994 under the laws of the State of Florida under the name "Interconnect Technology, Inc." and changed its name to "ElectroStar, Inc." in August 1995. The Company has two subsidiaries, Lundahl Astro Circuits, Inc. ("Lundahl") and Electro-Etch Circuits, Inc. ("ElectroEtch") Lundahl was acquired in November 1993 by LAC Acquisitions Corp., which merged into Lundahl. ElectroEtch was acquired in December 1994 by EE Acquisition Corporation, a subsidiary of ElectroStar that merged into ElectroEtch. In connection with the acquisition of ElectroEtch in December 1994, the shareholders of Lundahl exchanged their shares of stock for shares of ElectroStar, resulting in the current corporate structure of the Company. The Company's principal executive offices are located at 710 North 600 West, Logan, Utah 84321 and its telephone number is (801) 753-4700. The following description of the Company's business has been taken from the Company's 1995 Annual Report:

        "[The Company] produces complex printed circuit boards [("PCBs")], ranging from double-sided to 20 layers, that are used in the manufacture of sophisticated electronic equipment. The Company seeks to establish long-term relationships with its customers by also providing flexible manufacturing services, including computer aided manufacturing and engineering services and quick-turnaround manufacturing of prototype and preproduction PCBs."

    Set forth below is a summary of certain consolidated financial information with respect to the Company and its consolidated subsidiaries, excerpted or derived from the information contained in the Company's 1995 Annual Report and the Company's Report on Form 10-Q for the quarter ended

September 28, 1996. More comprehensive financial information is included in such report and other documents filed by the Company with the Commission. The financial information summary set forth below is qualified in its entirety by reference to such report and other documents filed with the Commission and all of the financial information and related notes contained therein. Such report and other documents may be inspected and copies may be obtained from the offices of the Commission in the manner set forth below.

              SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                          FISCAL YEAR ENDED
                                                                               NINE MONTHS ENDED             DECEMBER 31,
                                                                          ----------------------------  ----------------------
                                                                          SEPTEMBER 28,  SEPTEMBER 29,
                                                                              1996           1995          1995        1994
                                                                          -------------  -------------  ----------  ----------
INCOME STATEMENT:
  Net sales.............................................................    $  52,332      $  44,213    $   61,404  $   22,902
  Gross profit..........................................................       15,423         13,633        18,857       6,211
  Operating income......................................................        9,880          6,316         3,686       1,331
  Income before extraordinary item and provision for income taxes.......        9,494          4,885         1,719          61
  Net income (loss)                                                         $   5,753      $   2,857    $      252(1) $      (29)
  Net income (loss) per share...........................................    $    0.75      $    0.48    $     0.04(1) $    (0.01)
BALANCE SHEET:
  Working capital (deficits)............................................    $   6,364                   $   (1,669) $    1,379
  Total assets..........................................................    $  42,608                   $   34,175  $   29,606
  Long-term debt, including current maturities..........................    $   8,155                   $    1,535  $   16,818
  Shareholders' equity..................................................    $  26,900                   $   19,895  $    6,421

--------------------------

(1) After an Extraordinary item of $637 ($0.11 per share).

    OTHER INFORMATION. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities at the Commission's principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a site on the World Wide Web, and the reports, proxy statements and other information filed by the Company with the Commission may be accessed electronically on the Web at http://www.sec.gov. Copies of such material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

    9. CERTAIN INFORMATION CONCERNING TYCO AND THE PURCHASER. The Purchaser is a newly formed Florida corporation and a wholly owned subsidiary of Tyco. To date, the Purchaser has not conducted any business other than incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer.

    Tyco, a Massachusetts corporation, is a global manufacturer, installer and distributor of products and systems for a broad spectrum of markets, including disposable medical products, packaging, life and life safety, industrial process control and telecommunications. Tyco's Printed Circuit Group is a leading manufacturer of complex multi-layered printed circuit boards and assembler of backplanes in the northeastern United States. The principal executive offices of Tyco and the Purchaser are located at One Tyco Park, Exeter, New Hampshire 03833.

    Until immediately prior to the time that the Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Since the Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information is available.

    Set forth below is certain selected historical consolidated financial information with respect to Tyco excerpted or derived from financial information contained in Tyco's Annual Report on Form 10-K for the year ended June 30, 1996, and Tyco's Report on Form 10-Q for the quarter ended September 30, 1996 (which reports are hereby incorporated by reference herein). More comprehensive financial information is included in such reports and other documents filed by Tyco with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and of the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth in Section 8. Such reports and other documents should also be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where the common stock of Tyco is listed for trading.

        SELECTED CONSOLIDATED FINANCIAL DATA OF TYCO INTERNATIONAL LTD.
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                 THREE MONTHS ENDED
                                                   SEPTEMBER 30,                FISCAL YEAR ENDED JUNE 30,
                                             --------------------------  ----------------------------------------
                                                 1996          1995          1996          1995          1994
                                             ------------  ------------  ------------  ------------  ------------
INCOME STATEMENT:
  Sales....................................  $  1,479,152  $  1,216,202  $  5,089,828  $  4,534,651  $  4,076,383
  Net income...............................  $     83,050  $     65,664  $    310,147  $    213,993(1) $    189,191
  Net income per share (2).................  $       0.54  $       0.43  $       2.03  $       1.42(1) $       1.28

------------------------

(1) After Merger and transaction related costs of $31,170 ($0.21 per share) and an Extraordinary Item of $2,600 ($0.02 per share).

(2) Restated to give effect to Tyco's two-for-one stock split on November 14, 1995.

                                                                         SEPTEMBER 30,    JUNE 30,      JUNE 30,
                                                                             1996           1996          1995
                                                                         -------------  ------------  ------------
BALANCE SHEET:
  Working capital......................................................   $   217,654   $    403,714  $    367,186
  Total assets.........................................................   $ 5,017,042   $  3,953,936  $  3,381,461
  Long-term debt.......................................................   $   839,992   $    511,622  $    506,417
  Shareholders' equity.................................................   $ 2,133,799   $  1,938,439  $  1,634,681

    The name, citizenship, business address, present principal occupation or employment and five year employment history of each of the directors and executive officers of Tyco and the Purchaser are set forth in Annex I hereto.

    None of Tyco or the Purchaser or, to the best of their knowledge, any of the persons listed on Annex I hereto, or any associate or majority-owned subsidiary of Tyco, the Purchaser or any of the persons so listed, owns or has the right to acquire any Shares (except pursuant to the Shareholder Agreement described in Section 13) or has effected any transaction in the Shares during the past 60 days.

    Except as set forth in this Offer to Purchase, none of Tyco or the Purchaser or, to the best of their knowledge, any of the persons listed in Annex I hereto,
(a) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies; (b) has engaged in contacts, negotiations or transactions with the Company or its affiliates concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets; or (c) has had any other transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

    10. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by Tyco and the Purchaser to purchase all Shares that may be tendered pursuant to the Offer and in the Merger, and to pay related fees and expenses, is estimated to be approximately $113 million.

    The Purchaser will obtain all such funds from Tyco or its affiliates. Tyco has sufficient financial resources to satisfy its and the Purchaser's obligations under the Offer and the Merger Agreement. This Offer is not conditioned upon any financing arrangements.

    11. CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER. On or about October 9, 1996, Tyco requested Robertson, Stephens & Company LLC ("Robertson Stephens") to contact the Company on behalf of Tyco to present Tyco's potential interest in acquiring the Company. Following such contact, on October 28 and 29, 1996, J. Brad McGee, Vice President of Tyco, and other representatives of Tyco met with Kenton K. Alder, President and Chief Executive Officer of the Company, John Mayer, Chief Operating Officer of the Company, and Michael E. Moran, Senior Vice President of Trivest, Inc., the Company's financial advisor ("Trivest"). The Tyco representatives visited the Company's manufacturing facilities in Inglewood, California and Logan, Utah and obtained information about the Company and provided the Company with certain information concerning Tyco.

    On November 1, 1996 Tyco and the Company executed a confidentiality agreement. Also on November 1, 1996, Trivest invited Tyco to submit an indication of interest in acquiring the stock of the Company.

    On November 12, 1996 Tyco, through Robertson Stephens, verbally expressed an interest in acquiring the stock of the Company for $14.00 per share. Tyco indicated that financing the transaction would be through existing financing sources of Tyco and that due diligence could start immediately. Between November 12, and November 18, 1996 representatives of Tyco and the Company conducted several discussions concerning the possibility of an acquisition transaction, including with respect to price, structure, timing, due diligence and Tyco's valuation analysis.

    On November 18, 1996 the Company and Tyco executed an exclusivity and standstill agreement which, among other things, provided Tyco exclusive access to non-public information concerning the Company until November 22, 1996, so that Tyco could perform a definitive evaluation of an acquisition of the Company by Tyco, and also contained Tyco's agreement to certain standstill provisions. The exclusivity and standstill agreement was extended on November 22, 1996 until November 27, 1996. During the week of November 18, 1996, representatives of Tyco conducted a due diligence review of the Company's business and held discussions concerning the review with representatives of the Company. Between November 25 and November 27, 1996, the legal advisors of Tyco and the Company negotiated the terms of the Merger Agreement and the Shareholder Agreement, drafts of which had been previously furnished by the Company to Tyco.

    On November 27, 1996, the Board of Directors of Tyco considered the proposal to acquire the Company. Following the presentation of Tyco's management, Tyco's Board voted to approve an offer to acquire the Company for $14.00 per Share substantially on the terms set forth in the Merger Agreement.

    On November 27, 1996, following the action of Tyco's Board, the Board of Directors of the Company met to consider the Tyco offer. The Company's Board reviewed the terms of the Merger Agreement and received the opinion of Alex. Brown that the offer price of $14.00 per share was fair to the shareholders of the Company from a financial point of view. Thereafter, the Board of Directors of the Company unanimously approved the Merger Agreement, the Offer and the Merger. On November 27, 1996, Tyco, the Purchaser and the Company executed the Merger Agreement. Public disclosure of the Merger Agreement was made on the morning of November 29, 1996, prior to the opening of trading of Shares on The Nasdaq National Market.

    12. PURPOSE OF THE OFFER; SHORT FORM MERGER; PLANS FOR THE COMPANY; DISSENTERS' RIGHTS; GOING PRIVATE TRANSACTIONS.

    PURPOSE OF THE OFFER. The purpose of the Offer is for the Purchaser to acquire control of, and a majority equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the public shareholders to Tyco and to provide shareholders with cash for all of their Shares.

    Under the FBCA and the Company's Articles of Incorporation, the approval of the Board of Directors of the Company and the affirmative vote of a majority of the holders of outstanding Shares are required to approve and adopt the Merger Agreement and the Merger. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short-form merger provisions under the FBCA described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding Shares. If the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other shareholder. Beneficial owners of approximately 61% (57% on a fully diluted basis) of the total number of outstanding Shares of the Company have agreed to tender all of their Shares pursuant to the Offer.

    The Merger Agreement provides that, if approval of the Merger by the shareholders of the Company is required by law, the Company will, as soon as possible following payment for Shares in the Offer, duly call and hold a meeting of shareholders for the purpose of obtaining shareholder approval of the Merger, and the Company, through its Board of Directors, will recommend to shareholders that such approval be given.

    SHORT FORM MERGER. Under the FBCA, if the Purchaser acquires at least 80% of the outstanding Shares, the Purchaser will be able to approve the Merger without a vote of the Company's other shareholders. The Merger Agreement provides that if the Purchaser, or any other direct or indirect subsidiary of Tyco, acquires at least 80% of the outstanding Shares, Tyco, the Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of shareholders of the Company, in accordance with Section
607.1104 of the FBCA. Among other things, Section 607.1104 provides that the articles of merger may not be filed with the Florida Department of State until at least 30 days after the date a copy or summary of the plan of merger is mailed to each shareholder of the Company who did not waive such mailing requirement or, if earlier, upon the waiver thereof by the holders of all the Shares. In the event that all of the conditions to the Purchaser's obligation to purchase Shares in the Offer are satisfied or waived and the number of Shares tendered is less than 80% of the outstanding Shares, the

Purchaser may, subject to the limitations set forth in the Merger Agreement, extend the Offer for an aggregate period of not more than 10 business days (for all such extensions) without the consent of the Company. See Section 1. If the Purchaser does not acquire at least 80% of the outstanding Shares, a significantly longer period of time may be required to effect the Merger, because a vote of the Company's shareholders would be required under the FBCA.

    PLANS FOR THE COMPANY. Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued by the Surviving Corporation substantially as they are currently being conducted. The directors of the Purchaser will be the initial directors of the Surviving Corporation, and the officers of the Company and such other persons as are designated by Tyco will be the initial officers of the Surviving Corporation. Upon completion of the Offer, Tyco intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, policies, management and personnel. After such review, Tyco will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist, and reserves the right to effect such actions or changes.

    Except as described in this Offer to Purchase, neither Tyco nor the Purchaser has any present plans or proposals that would relate to or result in
(i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Company's Board of Directors or management, (iv) any material change in the Company's capitalization or dividend policy, (v) any other material change in the Company's corporate structure or business, (vi) a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

    DISSENTERS' RIGHTS. Pursuant to Section 607.1302 of the FBCA, holders of shares do not have dissenters' rights as a result of the Offer. If the Merger is effected with a vote of the Company's shareholders and if on the record date fixed to determine the shareholders entitled to vote, the Shares are registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or are held of record by 2,000 or more of such shareholders, then holders of the Shares will not have dissenters' rights under the FBCA. If, however, the Merger is consummated with or without the vote of the Company's shareholders but the Shares are not so listed or designated or are not held of record by at least 2,000 shareholders, holders of Shares will have certain rights pursuant to the provisions of Sections 607.1301, 607.1302, and 607.1320 of the FBCA to dissent and demand determination of and to receive payment in cash of the fair value of, their Shares. If the statutory procedures are complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of the Shares or the market value of the Shares could be more or less than the Offer Price or the price provided for in the Merger Agreement. Section 607.1301(2) of FBCA defines "fair value" as the value of the shares excluding any appreciation or depreciation in anticipation of the transaction in question unless such exclusion would be inequitable.

    If any holder of Shares who asserts dissenters' rights under the FBCA fails to perfect, or effectively withdraws or loses his or her dissenters' rights, as provided in the FBCA, the Shares of such shareholder will be converted into the right to receive the Merger Consideration provided for in the Merger Agreement in accordance with the Merger Agreement. A shareholder may withdraw his or her notice of election to dissent by delivery of a written withdrawal of his or her notice of election to dissent.

    GOING PRIVATE TRANSACTIONS. The Merger would have to comply with any applicable Federal law operative at the time. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser or Tyco seeks to acquire the remaining Shares not held by it. The Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of such transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to the consummation of such transaction.

    13.  THE MERGER AGREEMENT; SHAREHOLDER AGREEMENT.

    THE MERGER AGREEMENT

    The following summary of certain provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1, is qualified in its entirety by reference to the text of the Merger Agreement.

    THE OFFER. The Purchaser commenced the Offer in accordance with the terms of the Merger Agreement.

    THE MERGER. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the FBCA, the Purchaser shall be merged with and into the Company. Following the Effective Time, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation and will succeed to and assume all the rights and obligations of the Purchaser in accordance with the FBCA. The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation of the Surviving Corporation, except that the capital stock of the Surviving Corporation will consist of 1,000 shares of common stock and certain provisions not appropriate for a wholly-owned subsidiary will be eliminated. The bylaws of the Purchaser prior to the Effective Time will be the bylaws of the Surviving Corporation.

    CONVERSION OF SHARES. At the Effective Time, each then outstanding Share (other than Shares owned by the Company, any subsidiary of the Company, Tyco, the Purchaser, any other subsidiary of Tyco or by shareholders, if any, who are entitled to and who properly exercise dissenters' rights under Florida law) will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer.

    CONDITIONS TO THE MERGER. The Merger Agreement provides that the Merger is subject to the satisfaction of the following conditions: (a) if required by applicable law, the Merger Agreement shall have been approved and adopted by the holders of a majority of the Shares; (b) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity") or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; and (c) the Purchaser shall have previously accepted for payment and paid for Shares pursuant to the Offer.

    REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Tyco and the Purchaser relating to the Company and its subsidiaries, including, among other things with respect to, organization and qualification, capitalization, authority relative to the Merger Agreement, consents and approvals, filings with the Commission, financial statements, absence of certain changes or events, undisclosed liabilities, employee benefit matters, other compensation arrangements, litigation, compliance with law, tax matters, brokers, intellectual property, labor matters, title to property, environmental matters, accounts receivable, customers, interested party transactions, the absence of certain payments, insurance, product liability and inventory.

    Tyco and the Purchaser have also made customary representations and warranties to the Company relating to Tyco and the Purchaser, including, among other things, with respect to organization and qualification, authority relative to the Merger Agreement, consents and approvals and the availability of sufficient funds to consummate the Offer and the Merger.

    CONDUCT OF BUSINESS BY THE COMPANY. The Merger Agreement provides that, until such time as Tyco's designees constitute a majority of the Company's Board of Directors, except as otherwise expressly contemplated by the Merger Agreement or to the extent that Tyco shall otherwise consent in writing, (a) the Company and its subsidiaries will carry on their respective businesses in the ordinary course and use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them; (b) the Company will not, and will not permit any of its subsidiaries to, (i) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, except for dividends by a direct or indirect wholly-owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or its subsidiaries or any other securities thereof; (c) the Company will not, and will not permit any of it subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest in the Company, other than (i) the issuance of Shares upon the exercise of Stock Options outstanding on the date of the Merger Agreement in accordance with their terms, (ii) the issuance of Shares upon the conversion of shares of Class B Common Stock of the Company outstanding as of November 27, 1996 and in accordance with their terms, or (iii) issuance by a wholly-owned subsidiary of the Company of its capital stock to its parent; (d) the Company will not, and will not permit any of its subsidiaries to, amend or propose to amend its certificate or articles of incorporation or its bylaws (or similar organizational documents); (e) the Company will not, and will not permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or any substantial assets of (except purchases of inventory and equipment in the ordinary course of business consistent with past practice not otherwise prohibited by the Merger Agreement) or by any other manner, any business, corporation, partnership, joint venture, association or other business organization or division thereof; (f) the Company will not, and will not permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets, other than dispositions in the ordinary course of business consistent with past practice; (g) the Company will not, and will not permit any of its subsidiaries to, (i) incur indebtedness for borrowed money or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of others, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business consistent with past practice under the Company's credit facility existing and in effect on the date of the Merger Agreement, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than (A) with respect to both of the foregoing clauses (i) and (ii), to the Company or any direct or indirect wholly-owned subsidiary of the Company or (B) any advances to employees in accordance with past practice; (h) the Company will confer with Tyco on a regular basis as reasonably requested by Tyco, report on operational matters and promptly advise Tyco of any material adverse change with respect to the Company and will promptly provide to Tyco (or its counsel) copies of all filings made by the Company with any Governmental Entity in connection with the Merger Agreement and the transactions contemplated thereby; (i) the Company will not make any material change, other than in the ordinary course of business, consistent with past practice or as required by the Commission or law, with respect to any accounting methods, principles or practices used by the Company (except insofar as may be required by a change in generally accepted accounting principles); (j) the Company will not, and will not permit any of its subsidiaries to, (i) pay, discharge, settle or satisfy any claims, liabilities or obligations, other than the discharge of certain liabilities of the Company in the ordinary course of business consistent with past practice or in accordance with their terms or (ii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party; (k) the Company and its subsidiaries will not, except as may be required by law and except as otherwise specifically permitted, (A) enter into, adopt, amend or terminate any Company Benefit Plan (as defined) or other employee benefit plan or any agreement, arrangement, plan or policy for the benefit of any director, executive officer or current or former key employee, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, executive officer or key employee, except as required by any Company Benefit Plan or agreement with such employees existing on the date the Merger Agreement,
(C) enter into, adopt, amend or terminate any Company Benefit Plan or other benefit plan or agreement, arrangement, plan or policy for the benefit of any employees who are not directors, executive officers or current or former key employees of the Company, other than increases in the compensation of employees made in the ordinary course of business consistent with past practice, or (D) pay any benefit not required by any plan or arrangement as currently in effect (including the granting of, acceleration of exercisability of or vesting of stock options, stock appreciation rights or restricted stock); (l) neither the Company nor any of its subsidiaries will modify, amend or terminate any material contract or agreement to which the Company or such subsidiary is a party or waive, release or assign any material rights or claims; (m) the Company will not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation of the Company or any of its subsidiaries; (n) the Company will not make any tax election or settle or compromise any material income tax liability (except as otherwise permitted pursuant to the Merger Agreement); (o) the Company will not, and will not permit any of its subsidiaries to, take or agree to commit to take any action that is reasonably likely to result in any of the Company's representations and warranties under the Merger Agreement being untrue in any material respect at, or as of any time prior to, the Effective Time; and (p) neither the Company nor any of its subsidiaries will authorize, commit or agree to take any of, the foregoing actions.

    TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the terms of the Merger Agreement by the shareholders of the
Company:

        (1) by mutual written consent of Tyco and the Company;

        (2) by either Tyco or the Company if (a)(i) as a result of the failure of any of the conditions to the Offer, the Offer shall have terminated or expired in accordance with its terms without the Purchaser having accepted for payment any Shares pursuant to the Offer or (ii) the Purchaser shall not have accepted for payment any Shares pursuant to the Offer prior to the 60th day after commencement of the Offer; PROVIDED, HOWEVER, that the right to terminate the Merger Agreement pursuant to either clause (2)(a)(i) or
    (2)(a)(ii) shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of any representation, warranty or covenant under the Merger Agreement by such party; or (b) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable; PROVIDED, HOWEVER, that the right to terminate the Merger Agreement pursuant to this clause 2(b) shall not be available to any party that has failed to perform its obligations described under "Reasonable Efforts" below or to use reasonable efforts (subject to other terms and conditions of the Merger Agreement) to prevent the entry of any such injunction or other order and to have vacated as promptly as possible any injunction or other order that may be entered;

        (3) by Tyco or the Purchaser if (i) the representation and warranties of the Company with respect to the capitalization of the Company shall not have been true and correct in all material respects when made or any other representation or warranty of the Company shall not have been true and correct in all material respects when made, except in any case where such failure to be true and correct would not, in the aggregate, (x) have a material adverse effect (as defined) on the Company, or (y) prevent or materially delay the consummation of the Offer and/or the Merger; (ii) the representation and warranties of the Company with respect to the capitalization of the Company (other than representations and warranties made as of a specific date) shall have ceased at any later date to be true and correct in all material respects as if made at such later date or any other representation or warranty of the Company (other than representations and warranties made as of a specific date) shall have ceased at any later date to be true and correct in all material respects as if made at such later date, except in any case where such failure to be true and correct would not, in the aggregate, (x) have a material adverse effect, or (y) prevent or materially delay the consummation of the Offer and/or the Merger; or (iii) the Company shall have failed to comply in any material respect with any of its material obligations or covenants contained in the Merger Agreement; PROVIDED, HOWEVER, that the right of Tyco or the Purchaser to terminate this Agreement pursuant to this paragraph (3) shall not be available if the Purchaser or any affiliate of the Purchaser shall acquire any Shares pursuant to the Offer;

        (4) by Tyco or the Purchaser if either Tyco or the Purchaser is entitled, pursuant to the Merger Agreement, to terminate the Offer as a result of (i) the Board of Directors of the Company having withdrawn or modified in a manner adverse to Tyco or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal (as defined below), (ii) the Company having entered into any agreement with respect to any Superior Proposal (as defined below) as described under "Acquisition Proposals" below or (iii) the Board of Directors of the Company shall have resolved to take any of the actions set forth in clauses 4(i) and 4(ii) above; or

        (5) by the Company in connection with entering into a definitive agreement with respect to a Superior Proposal as described below under "Acquisition Proposals," provided it has complied with certain provisions of the Merger Agreement with respect thereto, including notice to Tyco and the payment of the Termination Fee (as defined below under "Expenses and Termination Fee"), and provided that the Company shall not have breached in any material respect the other provisions described below under "Acquisition Proposals"; or

        (6) by the Company if (x) any representation or warranty of Tyco or the Purchaser shall not have been true and correct in all material respects when made or shall have ceased at any later date to be true and correct in all material respects as if made at such later date; or (y) Tyco or the Purchaser shall have failed to comply in any material respect with any of its material obligations or covenants contained in the Merger Agreement.

    In the event of the termination of the Merger Agreement, the Merger Agreement shall forthwith become void and there shall be no liability on the part of any party thereto except as described under "Expenses and Termination Fee" below or as otherwise expressly provided for in the Merger Agreement; PROVIDED, HOWEVER, that nothing in the Merger Agreement will relieve any party from liability for any breach thereof.

    ACQUISITION PROPOSALS. Pursuant to the Merger Agreement, the Company has agreed that the Company and its officers, directors, employees, representatives and agents will cease any discussions or negotiations with any parties with respect to any Acquisition Proposal (as defined below). The Merger Agreement further provides that the Company will not, nor will it permit any of its subsidiaries to, authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries, directly or indirectly, (1) to solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (2) to participate in any discussions or negotiations regarding any Acquisition Proposal; PROVIDED, HOWEVER, that if, at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to an unsolicited Acquisition Proposal, and subject to compliance with the notification provisions discussed below, (i) furnish information with respect to the Company to any person pursuant to a confidentiality agreement in reasonably customary form and (ii) participate in negotiations regarding such Acquisition Proposal. The Merger Agreement defines "Acquisition Proposal" as any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries or 20% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of all or substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries (other than transactions between the parties to, and contemplated by, the Merger Agreement), or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which could reasonably be expected to dilute materially the benefits to Tyco of the transactions contemplated thereby.

    The Merger Agreement provides further that, except as described below, neither the Board of Directors of the Company nor any committee thereof shall
(i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Tyco, the approval or recommendation by the Board of Directors or such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that prior to the acceptance for payment of Shares pursuant to the Offer the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors may (subject to the other provisions regarding Acquisition Proposals) withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger, approve or recommend a Superior Proposal, cause the Company to enter into an agreement with respect to a Superior Proposal or terminate the Merger Agreement, in each case at any time after the fifth business day following Tyco's receipt of written notice advising Tyco that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. In addition, if the Company proposes to enter into an agreement with respect to any Acquisition Proposal, it must concurrently with entering into such agreement pay, or cause to be paid, to Tyco the Termination Fee. See "Expenses and Termination Fee". For purposes of the Merger Agreement, a "Superior Proposal" means any bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 20% of the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Offer and the Merger.

    In addition to the obligations of the Company described in the preceding two paragraphs, the Merger Agreement provides that the Company shall immediately advise Tyco orally and in writing of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person making any such request or Acquisition Proposal.

    The Merger Agreement provides that nothing contained therein shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure to so disclose would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law;

PROVIDED, HOWEVER, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by the Merger Agreement and as described above, withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

    EXPENSES AND TERMINATION FEE. Except as described below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses. The Merger Agreement provides that the Company will pay, or cause to be paid, to Tyco a termination fee of $3,000,000 (the "Termination Fee") if (i) Tyco or the Purchaser terminates the Merger Agreement by reason of the failure of the Company to comply with its material obligations or covenants, as described in clause (3)(iii) under "Termination of the Merger Agreement" above, or the Company or its Board of Directors has withdrawn or modified its approval of the Offer or the Merger, recommended an Acquisition Proposal, entered into an agreement with respect to a Superior Proposal or resolved to do any of the foregoing, as described in clause (4) under "Termination of the Merger Agreement" above, (ii) either Tyco or the Company terminates the Merger Agreement as described under clause 2(a) under "Termination of the Merger Agreement" above, the Minimum Condition has failed to be satisfied and such failure is the result of a breach by any of the parties to the Shareholder Agreement (as defined below) of its obligation thereunder to tender its Shares in the Offer or (iii) the Company terminates the Merger Agreement in connection with entering into a definitive agreement with respect to any Superior Proposal, as described under clause (5) of "Termination of the Merger Agreement" above.

    BOARD OF DIRECTORS. The Merger Agreement provides that promptly upon the acceptance for payment of, and payment for, a majority of the outstanding Shares by the Purchaser pursuant to the Offer, Tyco shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Tyco, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors equal to the product of (x) the total number of directors on the Board of Directors and (y) the percentage that the number of Shares purchased by the Purchaser bears to the number of Shares outstanding; PROVIDED, HOWEVER, that in the event that Tyco's designees are elected to the Board of Directors, until the Effective Time such Board of Directors shall have at least two directors who were directors on the date of the Merger Agreement and who are not officers of the Company (the "Independent Directors"); and PROVIDED FURTHER that, in such event, if the number of Independent Directors shall be reduced below two, the remaining Independent Director shall fill such vacancy or, if no Independent Director then remains, the other directors shall designate two persons who shall not be officers or affiliates of the Company or any of its subsidiaries, or officers or affiliates of Tyco or any of its subsidiaries, to fill such vacancies, and such persons shall be deemed Independent Directors for purposes of the Merger Agreement. Subject to applicable law, the Company has agreed to take all action requested by Tyco necessary to effect any such election, including mailing to its shareholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, which Information Statement is attached as Annex A to the Schedule 14D-9, and increasing the size of the Board of Directors and/or obtaining the resignation of such number of the current directors of the Company.

    Following the election or appointment of the Tyco designated directors, the affirmative vote of a majority of the Independent Directors then in office will be required by the Company to (i) amend or terminate the Merger Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under the Merger Agreement or (iii) extend the time for performance of Tyco's and the Purchaser's respective obligations under the Merger Agreement.

    STOCK OPTIONS. Pursuant to the Merger Agreement, Tyco and the Company have agreed, effective as of the Effective Time, (i) to cause each outstanding option to purchase Shares (a "Company Stock Option") issued pursuant to the Company's Second Amended and Restated Stock Option Plan, whether or not exercisable or vested, to become fully exercisable and vested, (ii) cause each Company Stock Option that is outstanding to be canceled and (iii) in consideration for such cancellation, and except to the extent that Tyco or the Purchaser and the holder of any such Company Stock Option agree, cause the Company (or, at Tyco's option, the Purchaser) to pay (net of applicable withholding taxes) such holders of Company Stock Options an amount in respect thereof equal to the product of (x) the excess, if any, of the Offer price over the exercise price of each such Company Stock Option and (y) the number of Shares subject to the Company Stock Option immediately prior to its cancellation.

    EMPLOYMENT AND BENEFIT ARRANGEMENTS. Tyco has agreed pursuant to the Merger Agreement that, from and after the Effective Time, it shall cause the Surviving Corporation to honor all employment, severance, termination and retirement agreements to which the Company is a party, as such agreements are in effect on the date of the Merger Agreement. Tyco has also agreed that, for a one-year period following the Effective Time, it shall cause the Surviving Corporation to provide those employees who are employees of the Surviving Corporation at the Effective Time with benefits that are, in the aggregate, no less favorable to such employees as are the benefits of the Company available to such employees immediately prior to the Effective Time. These provisions are not intended, however, to create rights of third party beneficiaries.

    INDEMNIFICATION AND INSURANCE. In the Merger Agreement, Tyco and the Purchaser have agreed that all rights to indemnification for acts or omissions occurring prior to the effectiveness of the Merger that are in existence as of the date of the Merger Agreement in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates or articles of incorporation or by-laws or contractual arrangements shall survive the Merger and shall continue in full force and effect in accordance with their terms. In addition, pursuant to the Merger Agreement, Tyco has agreed to provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; PROVIDED, HOWEVER, that Tyco and the Surviving Corporation will not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance, but in such case will purchase as much coverage as possible for such amount.

    REASONABLE EFFORTS. The Merger Agreement provides that each of the parties will use its reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Offer and the Merger and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Offer and the Merger and will, and will cause its subsidiaries to, use its reasonable efforts to take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by any of them or any of their subsidiaries in connection with the Offer and the Merger or the taking of any action contemplated thereby or by the Merger Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of or hold separate any assets or otherwise take any action that would require a waiver of, or that is inconsistent with the satisfaction of, certain related conditions of the Offer set forth in the Merger Agreement.

    AMENDMENT. The Merger Agreement may be amended by the parties thereto, by action taken or authorized by their respective Boards of Directors; PROVIDED, HOWEVER, that after any approval of the Merger Agreement by the shareholders of the Company, no amendment will be made to the Merger Agreement which by law requires further approval by such shareholders without such further approval.

    SHAREHOLDER AGREEMENT

    As an inducement to Tyco and the Purchaser entering into the Merger Agreement with the Company, shareholders owning approximately 61% (57% on a fully diluted basis) of the Shares (each a "Shareholder") have entered into a Shareholder Agreement (the "Shareholder Agreement") with Tyco and the Purchaser.

    The following summary of certain provisions of the Shareholder Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1, is qualified in its entirety by reference to the text of the Shareholder Agreement.

    AGREEMENT TO TENDER. Each Shareholder has agreed that it shall tender its Shares (including Shares issuable upon the conversion of all Class B Common Stock) in the Offer and that it shall not withdraw any Shares so tendered. In connection therewith, the Company has agreed with, and covenanted to, Tyco that the Company shall not register the transfer of any certificate representing any Shareholder's Shares, unless such transfer is made to Tyco or the Purchaser or otherwise in compliance with the Shareholder Agreement.

    GRANT OF IRREVOCABLE PROXY. Each Shareholder has irrevocably granted to, and appointed, Tyco and any individual designated by Tyco as such Shareholder's proxy and attorney-in-fact, to vote such Shareholder's Shares, or grant a consent or approval in respect of such Shares, at any meeting of shareholders of the Company or in any other circumstances upon which such Shareholder's vote, consent or other approval is sought, against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by the Company and (ii) any amendment of the Company's Articles of Incorporation or bylaws or other proposal or transaction (including any consent solicitation to remove or elect any directors of the Company) involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

    REPRESENTATIONS, WARRANTIES, COVENANTS AND OTHER AGREEMENTS. Each Shareholder has made certain representations and warranties in the Shareholder Agreement, including with respect to (i) ownership of the Shares, (ii) the authority to enter into and perform its obligations under the Shareholder Agreement and the absence of required consents and statutory or contractual conflicts or violations, (iii) the absence of liens, claims, security interests, proxies, voting trusts or other arrangements or any other encumbrances on or in respect of its Shares, (iv) finder's fees, and (v) an acknowledgement of Tyco's reliance upon such Shareholder's execution of the Shareholder Agreement in entering into, and causing the Purchaser to enter into, the Merger Agreement. In addition, each Shareholder has agreed not to transfer, or consent to any transfer of any or all of such Shareholder's Shares or any interest therein (except as contemplated by the Shareholder Agreement), enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Shares or any interest therein, deposit such Shares into a voting trust or enter into a voting arrangement or agreement with respect to such Shares or take any other action that would in any way restrict, limit or interfere with its obligations under the Shareholders Agreement. Each Shareholder has also agreed, directly or indirectly, not to solicit, initiate or encourage the submission of any Acquisition Proposal or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

    TERMINATION. The Shareholder Agreement, and all rights and obligations thereunder, shall terminate upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms either (i) by Tyco or the Purchaser (provided that no termination under this clause shall relieve any Shareholder of liability for such Shareholder's breach of its obligations under the Shareholder Agreement) or (ii) by the mutual written consent of Tyco, the Purchaser and the Company, or (b) the date that Tyco or the Purchaser shall have purchased and paid for the Shares of each Shareholder pursuant to the terms of the Shareholder Agreement.

    14.  DIVIDENDS AND DISTRIBUTIONS.

    The Merger Agreement provides that neither the Company nor any of its subsidiaries will (x) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than dividends by a direct or indirect wholly-owned subsidiary of the Company to its parent, (y) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof.

    If on or after the date of the Merger Agreement and notwithstanding the provisions thereof, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire presently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares, or (iii) issue or sell any shares of any class or any securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or convertible securities (other than Shares issued pursuant to, and in accordance with the terms in effect on the date of the Merger Agreement of, stock options issued prior to such date), then, without prejudice to the Purchaser's rights under the Merger Agreement, the Purchaser (subject to the Merger Agreement), in its sole discretion, may make such adjustments in the Offer price and other terms of the Offer as it deems appropriate to reflect such action.

    If, on or after the date of the Merger Agreement and notwithstanding the provisions thereof, the Company should declare or pay any cash, non-cash or stock dividend or other distribution on, or issue any rights with respect to, the Shares, payable or distributable to shareholders of record on a date prior to the transfer to the name of the Purchaser or its nominees or transferees on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Purchaser's rights under the Merger Agreement, (i) the price per Share payable by the Purchaser pursuant to the Offer may (subject to the Merger Agreement), in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or distribution, and (ii) any non-cash dividend, distribution or right to be received by the tendering shareholders will (a) be received and held by the tendering shareholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance, the Purchaser will be, subject to applicable law, entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right or such proceeds and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

    15. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) of the Exchange Act, any Shares not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Shares, unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which would represent at least a majority of the outstanding Shares on a fully diluted basis (the "Minimum Condition"), and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, if at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exist or shall occur and remain in effect:

        (a) there shall have been instituted, pending or threatened any action or proceeding by any court or other Governmental Entity, which (i) seeks to challenge the acquisition by Tyco or the Purchaser (or any of its affiliates) of Shares pursuant to the Offer, restrain or prohibit the making or consummation of the Offer or the Merger, or obtain damages in connection therewith in an amount which would reasonably be expected to have a material adverse effect, (ii) seeks to make the purchase of or payment for some or all of the Shares pursuant to the Offer or the Merger illegal, (iii) seeks to impose limitations on the ability of Tyco (or any of its affiliates) effectively to acquire or hold, or to require Tyco or the Company or any of their respective affiliates or subsidiaries to dispose of or hold separate, any portion of the assets or the business of Tyco and its affiliates or any material portion of the assets or the business of the Company and its subsidiaries taken as a whole, as a result of the Offer or the Merger or
    (iv) seeks to impose material limitations on the ability of Tyco (or its affiliates) to exercise full rights of ownership of the Shares purchased by it, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the shareholders of the Company; or

        (b) there shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger, by any statute, rule, regulation, judgment, decree, order or injunction, other than the application of waiting periods under the HSR Act, that is reasonably likely to directly or indirectly result in any of the consequences referred to in clauses (i) through (iv) of subsection (a) above; or

        (c) (A) the representations and warranties of the Company with respect to capitalization shall not have been true and correct in all material respect when made, or shall thereafter have ceased to be true and correct in all material respects as if made as of such later date (other than representations and warranties made as of a specified date) or (B) the representations and warranties made by the Company in the Merger Agreement shall not have been true and correct in all material respects when made, or shall thereafter have ceased to be true and correct in all material respects as if made as of such later date (other than representations and warranties made as of a specified date), except in any case where such failure to be true and correct would not, in the aggregate, have a material adverse effect or prevent or materially delay the consummation of the Offer and/or the Merger; or

        (d) the Company shall not in all material respects have performed in a timely manner any material obligation and agreement and complied with any material covenant to be performed and complied with by it under the Merger Agreement; or

        (e) (i) the Board of Directors of the Company shall have failed to approve and recommend or shall have withdrawn or modified in a manner adverse to Tyco or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement or approved or recommended any Acquisition Proposal, (ii) the Company shall have entered into any agreement with respect to any Superior Proposal or (iii) the Board of Directors of the Company shall have resolved to take any of the foregoing actions; or

        (f) any change, development, effect or circumstance shall have occurred or be threatened (other than any affecting the electronics industry generally) that would reasonably be expected to have a material adverse effect on the Company; or

        (g) the Company shall commence a case under any chapter of Title XI of the United States Code or any similar law or regulation; or a petition under any chapter of Title XI of the United States

    Code or any similar law or regulation is filed against the Company which is not dismissed within five business days; or

        (h) the Merger Agreement shall have been terminated in accordance with its terms.

    The foregoing conditions are for the sole benefit of Tyco and the Purchaser except as otherwise provided in the Merger Agreement and may be asserted by Tyco or the Purchaser regardless of the circumstances giving rise to any such condition and may be waived by Tyco or the Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Tyco. The failure by Tyco or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

    Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Depositary to the tendering shareholders.

    16.  CERTAIN LEGAL MATTERS.

    GENERAL. Except as described in this Section 16, based on a review of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, neither Tyco nor the Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and that might be adversely affected by the Purchaser's acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described below under "State Takeover Laws." While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to the Company's business or that certain parts of the Company's business would not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser may decline to accept for payment or pay for any Shares tendered. See Section 15.

    STATE TAKEOVER LAWS. The Company and certain of its subsidiaries conduct business in a number of states throughout the United States, some of which have adopted laws and regulations applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, shareholders and/or a principal place of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Statute, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of shareholders in and is incorporated under the laws of such state.

    The Company is incorporated under the laws of the State of Florida. Section
607.0901 of the FBCA (the "Affiliated Transactions Statute") prohibits certain "affiliated transactions" (defined to include mergers and consolidations) involving a Florida corporation and an "interested shareholder" (defined generally as a person who is the beneficial owner of more than 10% of the outstanding voting shares of the subject corporation) unless the transaction has been approved by (i) a majority of "disinterested directors" of the subject corporation (defined generally as directors who were elected to the board prior to the time the shareholder became an interested shareholder), (ii) holders of two-thirds of the outstanding voting shares of the subject corporation, exclusive of those shares beneficially owned by the shareholder who, but for such approval, would be an "interested shareholder" or (iii) certain other statutory conditions have been met. At a meeting held on November 27, 1996, the Board of Directors of the Company approved the Merger Agreement, the Merger and the transactions contemplated thereby (collectively, the "Merger Transaction") and determined that each of the Offer and the Merger are fair to, and in the best interest of, the Company's shareholders. Accordingly, the Affiliated Transactions Statute is inapplicable to the Merger.

    Section 607.0902 of the FBCA (the "Control Share Acquisitions Statute") limits, in certain circumstances, the voting rights of "control shares" (defined generally as those shares of an issuing public corporation which, when added to the number of shares of the corporation already owned or controlled by a person, entitle that person, immediately after the acquisition of the shares, to exercise, directly or indirectly, alone or as part of a group, at least one-fifth of the voting power of the corporation in the election of directors) acquired in a "control share acquisition" (defined generally to mean the acquisition directly or indirectly by any person of ownership of, where the person is to direct the exercise of, voting power with respect to issued and outstanding control shares) unless the acquisition of the control shares of an issuing public corporation has been approved by the board of directors of such issuing public corporation or certain other statutory conditions have been met. At a meeting held on November 27, 1996, the Board of Directors of the Company approved the acquisition of the Shares pursuant to the Offer and the Merger. Accordingly, the Control Share Acquisition Statute is inapplicable to Tyco and the Purchaser in connection with the Offer and the Merger.

    Neither Tyco nor the Purchaser has determined whether any other state takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above, neither Tyco nor the Purchaser has presently sought to comply with any state takeover statute or regulation. Tyco and the Purchaser reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer or the Merger, and neither anything in this Offer nor any action taken in connection herewith is intended as a waiver of such right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer or the Merger, Tyco or the Purchaser might be required to file certain information with, or to receive approval from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer.

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Purchaser pursuant to the Offer is subject to such requirements. See Section 15.

    Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, purchases may not be consummated until the expiration of a 15-calendar day waiting period after the filing of certain required information and documentary material with the Antitrust Division and the FTC with respect to the Offer (unless earlier terminated pursuant to a request therefor, which Tyco will make). If, within such 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material relevant to the Offer from Tyco, the waiting period will be extended for an additional period of 10 calendar days following the date of substantial compliance with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act. Thereafter, such waiting period may be extended only by court order or by agreement of Tyco. A request for additional information issued to the Company cannot extend the waiting period. Tyco expects to file, or cause to be filed, a Notification and Report Form with respect to the Offer under the HSR Act on December 9, 1996, and, in such event, the required waiting period with respect to the Offer will expire at 11:59 p.m., New York City time, on December 23, 1996, unless Tyco receives a request for additional information or documentary material or the Antitrust Division or the FTC terminates the waiting period prior thereto.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed purchase of Shares by the Purchaser pursuant to the Offer. At any time before or after such purchase, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Tyco or its subsidiaries. Litigation seeking similar relief could also be brought by private persons and the state attorneys general.

    Based upon an examination of publicly available information relating to the businesses in which Tyco and the Company are engaged, Tyco and the Purchaser do not believe that consummation of the Offer will result in violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such a challenge is made, what the result would be. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

    17. FEES AND EXPENSES. The Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy and personal interview and may request brokers, dealers and other nominee shareholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Purchaser and Tyco have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

    Neither Tyco nor the Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

    18. MISCELLANEOUS. The Offer is being made to all holders of Shares. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    No person has been authorized to give any information or make any representation on behalf of Tyco, the Purchaser or the Company not contained in this Offer to Purchase or in the related Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

    Tyco and the Purchaser have filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with all exhibits thereto, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such Tender Offer Statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner set forth in Section 8 (except that they will not be available at the regional offices of the Commission).

                                          T3 ACQUISITION CORP.

December 5, 1996

                                    ANNEX I

                  CERTAIN INFORMATION CONCERNING THE DIRECTORS

               AND EXECUTIVE OFFICERS OF TYCO INTERNATIONAL LTD.

                               AND THE PURCHASER

    The following table sets forth the name, current business address, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Tyco and the Purchaser. Unless otherwise indicated, positions held shown in the following table are positions with Tyco. Positions held with the Purchaser are shown in italics. Each such person is a citizen of the United States of America. None of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

                                                                                    PRESENT PRINCIPAL
                                                                                OCCUPATION OR EMPLOYMENT
NAME AND POSITION HELD                      CURRENT BUSINESS ADDRESS        AND FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------  ------------------------------  ---------------------------------------

L. Dennis Kozlowski,...................  One Tyco Park                   Mr. Kozlowski has been Chairman of the
  Chairman of the Board, President and   Exeter, NH 03833                  Board of Directors of Tyco since
  Chief Executive Officer                                                  1993, Chief Executive Officer since
                                                                           1992 and President since 1989.

Joshua M. Berman,......................  919 Third Avenue                Mr. Berman has been counsel to Kramer,
  Director, Secretary                    New York, NY 10022                Levin, Naftalis & Frankel since 1985.

Richard S. Bodman,.....................  2 Wisconsin Circle              Mr. Bodman has been Managing General
  Director                               Suite 610                         Partner of AT&T Ventures LLC since
                                         Chevy Chase, MD 20815             1996. Previously, since 1990, he was
                                                                           Senior Vice President, Corporate
                                                                           Strategy and Development, of AT&T
                                                                           Corporation.

John F. Fort,..........................  2003 Milford Street             Mr. Fort was Chairman of the Board and
  Director                               Houston, TX 77098                 Chief Executive Officer of Tyco from
                                                                           1982 to 1992.

Stephen W. Foss,.......................  380 Lafayette Road              Mr. Foss has been President of Foss
  Director                               Hampton, NH 03842                 Manufacturing Company, Inc. since
                                                                           1969.

                                                                                    PRESENT PRINCIPAL
                                                                                OCCUPATION OR EMPLOYMENT
NAME AND POSITION HELD                      CURRENT BUSINESS ADDRESS        AND FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------  ------------------------------  ---------------------------------------
Richard A. Gilleland,..................  2829 Townsgate Road             Mr. Gilleland was President and Chief
  Director                               Suite 101                         Executive Officer of Amsco
                                         West Lake Village, CA 91361       International, Inc. from 1995 to 1996
                                                                           and Senior Vice President of Tyco
                                                                           from 1994 to 1995. From 1990 to 1994,
                                                                           he was President and Chief Executive
                                                                           Officer of Kendall International,
                                                                           Inc., which was acquired by Tyco in
                                                                           1994.

Philip M. Hampton,.....................  399 Park Avenue                 Mr. Hampton has been Chairman of
  Director                               32nd Floor                        Metzler Corporation since 1989.
                                         New York, NY 10022

Frank E. Walsh, Jr.,...................  330 South Street                Mr. Walsh has been Chairman of the
  Director                               Morristown, NJ 07962-1975         Sandyhill Foundation since 1996.
                                                                           Previously, from 1982 to 1996, he was
                                                                           Chairman of Wesray Capital
                                                                           Corporation.

Jerry R. Boggess,......................  Three Tyco Park                 Mr. Boggess has been Vice President of
  Vice President                         Exeter, NH 03833                  Tyco since February 1996 and
                                                                           President of the Fire and Safety
                                                                           Services Division since 1993.
                                                                           Previously, from 1989, he was
                                                                           Executive Vice President of the
                                                                           Grinnell Fire Protection Division of
                                                                           Tyco's Grinnell Corporation
                                                                           Subsidiary ("Grinnell").

David P. Brownell,.....................  One Tyco Park                   Mr. Brownell has been Senior Vice
  Senior Vice President                  Exeter, NH 03833                  President of Tyco since 1993. He
                                                                           served as Executive Vice President of
                                                                           the Flow Control Division of Grinnell
                                                                           from 1991 to 1993.

Neil R. Garvey,........................  2073 Woodbury Avenue            Mr. Garvey has been Vice President of
  Vice President                         Portsmouth, NH 03802              Tyco since 1996 and President of its
                                                                           Simplex Technologies subsidiary
                                                                           ("Simplex") since 1995. Previously,
                                                                           from 1989, he was Vice President of
                                                                           Marketing of Simplex.

                                                                                    PRESENT PRINCIPAL
                                                                                OCCUPATION OR EMPLOYMENT
NAME AND POSITION HELD                      CURRENT BUSINESS ADDRESS        AND FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------  ------------------------------  ---------------------------------------
John J. Guarnieri,.....................  One Tyco Park                   Mr. Guarnieri has been Vice President
  Vice President and Corporate           Exeter, NH 03833                  and Corporate Controller of Tyco
  Controller                                                               since 1993. He served as Corporate
                                                                           Controller from 1991 to 1993.

J. Brad McGee,.........................  One Tyco Park                   Mr. McGee has been Vice President of
  Vice President;                        Exeter, NH 03833                  Tyco since 1996 and Vice President of
  DIRECTOR AND VICE PRESIDENT OF THE                                       Tyco's Specialty Products Division
  PURCHASER                                                                since 1995. From 1993 to 1995, he was
                                                                           Director of Financial Planning and
                                                                           Development of Tyco and previously
                                                                           since 1991 was associated with Tyco
                                                                           in other capacities.

Robert P. Mead,........................  Three Tyco Park                 Mr. Mead has been Vice President of
  Vice President                         Exeter, NH 03833                  Tyco and President of Grinnell's Flow
                                                                           Control Division since 1993. From
                                                                           1992 to 1993, he was Executive Vice
                                                                           President of Tyco's Allied Tube and
                                                                           Conduit Corp. subsidiary. He served
                                                                           as Managing Director of Tyco's
                                                                           Australian operations from 1991 to
                                                                           1992.

Barbara S. Miller,.....................  One Tyco Park                   Ms. Miller has been Vice President of
  Vice President and Treasurer;          Exeter, NH 03833                  Tyco since 1996 and Treasurer of Tyco
  DIRECTOR, VICE PRESIDENT AND                                             since 1993. She was Assistant
  TREASURER OF THE PURCHASER                                               Corporate Controller from 1989 to
                                                                           1993.

Mark H. Swartz,........................  One Tyco Park                   Mr. Swartz has been Vice President and
  Vice President and Chief Financial     Exeter, NH 03833                  Chief Financial Officer of Tyco since
  Officer;                                                                 1995. From 1993 to 1995, he was
  DIRECTOR AND PRESIDENT OF THE                                            Tyco's Director of Mergers and
  PURCHASER                                                                Acquisitions, and previously since
                                                                           1991 was associated with Tyco in
                                                                           other capacities.

M. Brian Moroze,.......................  One Tyco Park                   Mr. Moroze has been General Counsel of
  VICE PRESIDENT AND SECRETARY OF THE    Exeter, NH 03833                  Tyco since 1994, and served as
  PURCHASER                                                                Associate General Counsel from 1986
                                                                           to 1994.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

           BY MAIL:               BY HAND OR BY OVERNIGHT           BY FACSIMILIE:
                                         COURIER:

          CHASEMELLON                   CHASEMELLON                 (201) 329-8936
 SHAREHOLDER SERVICES, L.L.C.      SHAREHOLDER SERVICES,      (FOR ELIGIBLE INSTITUTIONS
         P.O. BOX 798                     L.L.C.                         ONLY)
        MIDTOWN STATION          120 BROADWAY, 13TH FLOOR        CONFIRM BY TELEPHONE:
      NEW YORK, NY 10018            NEW YORK, NY 10271              (201) 296-4209

    Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Shareholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                      The Information Agent for the Offer is:

                                     [LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885